Viad Corp Announces Second Quarter 2013 Financial Results

Net Income per Share of $0.31

Income Before Other Items per Share of $0.33

PHOENIX, July 26, 2013 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced second quarter 2013 net income of $6.3 million, or $0.31 per diluted share. Viad's income before other items of $6.8 million, or $0.33 per diluted share, excludes $525,000, or $0.02 per diluted share, of restructuring charges, after taxes. This compares to the company's prior guidance of income before other items in the range of $0.27 to $0.37 per share and 2012 second quarter income before other items of $0.29 per share.

  Revenue was $249.3 million as compared to $246.5 million in 2012.
  Segment operating income was $10.9 million as compared to $10.5 million in 2012.
  Free cash flow was an outflow of $11.6 million as compared to an inflow of $6.9 million in 2012.
  Cash and cash equivalents were $83.1 million at June 30, 2013.
  Debt was $1.9 million, with a debt-to-capital ratio of 0.5% at June 30, 2013.

Paul B. Dykstra, chairman, president and chief executive officer, said, "Our results for the second quarter of 2013 were in line with prior guidance, despite extensive flooding in the Canadian province of Alberta during late June that impacted the Banff and Jasper based operations of our Travel & Recreation Group. Overall, both of Viad's business units posted solid results for the quarter, with consolidated revenue of $249.3 million and segment operating income of $10.9 million. Our Marketing & Events Group continues to experience same-show growth, visitation to Banff and Jasper is improving after the floods, and we're seeing strong advance bookings for rooms at Glacier Park and Alaska Denali Travel."

Business Group Highlights

	Second Quarter				June 30 Year-to-Date
($ in millions)	2013	2012	Change		2013	2012	Change
Revenue:
Marketing & Events Group:
U.S.	$ 155.5	$ 165.5	$(10.0)	-6.0%	$ 373.9	$ 372.3	$ 1.5	0.4%
International	68.6	54.7	13.9	25.5%	128.6	112.4	16.2	14.4%
Intersegment eliminations	(4.3)	(3.2)	(1.1)	34.5%	(5.9)	(5.8)	(0.1)	2.1%
Total	219.8	216.9	2.9	1.3%	496.6	479.0	17.6	3.7%
Travel & Recreation Group	29.5	29.5	-	-	37.9	36.2	1.7	4.6%
Total	$249.3	$246.5	$ 2.9	1.2%	$534.5	$515.2	$ 19.3	3.7%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ 2.6	$ 5.6	$(3.0)	-53.3%	$16.7	$12.8	$3.9	30.4%
International	5.6	2.3	3.2	**	10.0	6.2	3.8	60.8%
Total	8.2	7.9	0.3	3.4%	26.7	19.0	7.7	40.3%
Travel & Recreation Group	2.7	2.6	0.1	4.4%	(3.0)	(3.0)	-	0.2%
Total	$10.9	$10.5	$ 0.4	3.6%	$ 23.7	$ 16.0	$ 7.7	47.9%

Operating margins:
Marketing & Events Group	3.7%	3.7%	-	bps	5.4%	4.0%	140 bps
Travel & Recreation Group	9.1%	8.7%	40	bps	-7.9%	-8.3%	40 bps
Total	4.4%	4.3%	10	bps	4.4%	3.1%	130 bps
** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group

For the second quarter of 2013, Marketing & Events Group revenue was $219.8 million with operating income of $8.2 million, which was in line with the company's prior guidance.

U.S. segment revenue was $155.5 million with operating income of $2.6 million, compared to $165.5 million and $5.6 million, respectively, for the second quarter of 2012. Results for the U.S. segment were primarily impacted by negative show rotation revenue of approximately $6 million and a lower level of short-term bookings compared to the second quarter of 2012, which had the benefit of unusually strong short-term bookings. Base same-show revenue, defined as revenue from shows that take place in the same city during the same quarter each year, increased 2.6 percent for the quarter.

Second quarter International segment revenue increased 25.5 percent to $68.6 million compared to $54.7 million in the second quarter of 2012. Segment operating income increased to $5.6 million versus $2.3 million in the second quarter of 2012. The increases were primarily driven by positive show rotation totaling approximately $15 million. Foreign exchange rate variances had an unfavorable impact on revenue and operating income of $1.8 million and $152,000, respectively, as compared to the 2012 quarter.

Dykstra said, "The results for the Marketing & Events Group for the second quarter were as expected and within our prior guidance. Given that 2013 is a year of significant negative show rotation, we are focused on marketing and sales activities to generate new business and executing on our key initiatives to improve U.S. margins through a more efficient service delivery network and rigorous labor management. We are encouraged with the progress achieved thus far and believe the actions we are taking position us for continued improvements in profitability in 2014 and beyond. Our international business continues to gain traction as we provide services to a growing roster of clients and prestigious events, including the Paris Air Show that took place during the second quarter, and the Coronation Festival celebrating the 60th anniversary of the coronation of Queen Elizabeth II that took place earlier this month at Buckingham Palace. The scope of our expertise and the scale of our international infrastructure position us as the leading exhibition services provider that can seamlessly support and produce events that few others can."

Travel & Recreation Group

Travel & Recreation Group revenue for the second quarter was $29.5 million with operating income of $2.7 million, in line with prior guidance and the second quarter of 2012. Results for the 2013 quarter were negatively impacted by the extensive flooding that took place in the Canadian province of Alberta during the month of June. Additionally, foreign exchange rate variances had an unfavorable impact on revenue and operating income of $342,000 and $74,000, respectively, as compared to the 2012 quarter.

Dykstra said, "The second quarter of 2013 was a good quarter that was shaping up to be outstanding had the severe weather and flooding in late June not sharply reduced tourism to Banff and Jasper. Outside of the affected areas we had solid performance. Glacier Park realized higher room occupancy, particularly at its Grouse Mountain Lodge, which we recently updated and refreshed. The St. Mary Lodge, along with the other properties in the area, also benefited from strong occupancy in the early shoulder season. We expect this to be a great year for Glacier Park.

"The flooding in Alberta affected major pieces of infrastructure in the province, including road access into Banff National Park where many of Brewster's operations are based. Now that the flooding has abated and as we progress through the month of July, we are experiencing increased visitation and expect to see more normalized occupancy and visitor traffic by August.

"I am extremely proud of all the Travel & Recreation team members that responded to this crisis with great empathy, determination and an unceasing focus on the safety and comfort of our guests," continued Dykstra. "I would also like to commend the provincial authorities in Alberta for a magnificent job in effectively addressing the significant infrastructure issues and repairing and making roads throughout the affected areas passable again in a very timely manner."

2013 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, "We are executing well on both sides of the business and remain on track to deliver stronger year-over-year profits despite the challenges presented by flooding in Alberta during late June. Advance bookings for our Travel & Recreation properties are pacing ahead of last year, which is encouraging. As we had expected, same-show growth is lower than we experienced last year, but it remains positive and we continue to gain momentum with our margin improvement initiatives. We are focused on delivering on our commitments for 2013 and believe we are well positioned to continue to grow our business and generate enhanced shareholder value in the coming years."

2013 Full Year Guidance

Marketing & Events Group

  Total revenue is expected to decrease at a mid single-digit rate compared to 2012.
    Base same-show revenue is expected to increase at a low single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is expected to have a net negative impact on full year revenue of approximately $55 million.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.
    First quarter show rotation had a positive impact on revenue of approximately $10 million.
    Second quarter show rotation had a positive impact on revenue of approximately $9 million.
    Third quarter show rotation is expected to negatively impact revenue by approximately $75 million.
    Fourth quarter show rotation is expected to have a slight positive impact on revenue.
    Exchange rate variances are expected to negatively impact revenue by approximately $9 million versus 2012.
  Operating margins are expected to reach approximately 2.5 percent versus 2.0 percent in 2012.  The improvement in margins on lower revenues is expected to be driven primarily by continued execution against our Service Delivery Network and Labor Management initiatives.

Travel & Recreation Group

  Revenue is expected to be comparable to 2012.  Exchange rate variances are expected to negatively impact revenue by approximately $4 million versus 2012.
  Operating margins are expected to be in the range of 19 percent to 19.5 percent, as compared to 19.5 percent in 2012.  This is down from the company's prior guidance of 20 percent primarily due to the impact of flooding in Alberta and unfavorable exchange rate variances.

Corporate & Other

  Corporate activities expense is expected to approximate $7 million.
  Exchange rates for the second half of 2013 are assumed to approximate $0.94 U.S. Dollars per Canadian Dollar and $1.49 U.S. Dollars per British Pound (on a weighted-average basis). Exchange rate variances are expected to negatively impact full year income by approximately $0.03 per share versus 2012.
  The effective tax rate on income before other items is assumed to approximate 30 to 32 percent, as compared to 28.6 percent in 2012.

2013 Third Quarter Guidance

For the third quarter, Viad's income per share is expected to be in the range of $0.54 to $0.64 as compared to third quarter 2012 income before other items of $1.01 per share. Revenue is expected to be in the range of $227 million to $242 million as compared to $307.5 million in the 2012 third quarter. Segment operating income is expected to be in the range of $20 million to $23.5 million as compared to $34.2 million in the 2012 third quarter. The expected decreases reflect significant negative show rotation, partially offset by continued same-show growth and an ongoing focus on margin improvement from the Marketing & Events Group.

Implicit within this guidance, are the following group revenue and operating income expectations:

($ in millions)	Group Revenue				Group Operating Income (Loss)
		2013 Guidance				2013 Guidance
	2012	Low End	High End		2012	Low End	High End

Marketing & Events Group	$ 230.3	$153	to	$163	$ 2.8	$(10.5)	to	$(8.0)
Travel & Recreation Group	$ 77.2	$ 74	to	$ 79	$ 31.3	$ 30.0	to	$32.0

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of second quarter 2013 results on Friday, July 26 at 9 a.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (866) 460-9740 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, composed of Global Experience Specialists and affiliates, and its Travel & Recreation Group, composed of Brewster Travel Canada, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts:
Joe Diaz	Carrie Long
Lytham Partners	Viad Corp
(602) 889-9660	(602) 207-2681
diaz@lythampartners.com	IR@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted, except per share data)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Revenues	$ 249,314	$ 246,450	$ 2,864	1.2%	$ 534,477	$ 515,222	$ 19,255	3.7%

Segment operating income	$ 10,881	$ 10,498	$ 383	3.6%	$ 23,708	$ 16,031	$ 7,677	47.9%
Corporate activities (Note A)	(1,167)	(2,187)	1,020	46.6%	(1,973)	(3,964)	1,991	50.2%
Restructuring charges (Note B)	(773)	(678)	(95)	-14.0%	(1,493)	(2,903)	1,410	48.6%
Net interest expense	(186)	(179)	(7)	-3.9%	(344)	(368)	24	6.5%
Income before income taxes	8,755	7,454	1,301	17.5%	19,898	8,796	11,102	**
Income taxes	(2,695)	(2,253)	(442)	-19.6%	(6,048)	(2,780)	(3,268)	**
Income from continuing operations	6,060	5,201	859	16.5%	13,850	6,016	7,834	**
Income from discontinued operations (Note C)	-	639	(639)	**	-	639	(639)	**
Net income	6,060	5,840	220	3.8%	13,850	6,655	7,195	**
Net loss attributable to noncontrolling interest	193	250	(57)	-22.8%	468	462	6	1.3%
Net income attributable to Viad	$ 6,253	$ 6,090	$ 163	2.7%	$ 14,318	$ 7,117	$ 7,201	**

Amounts Attributable to Viad Common Stockholders:
Income from continuing operations	$ 6,253	$ 5,451	$ 802	14.7%	$ 14,318	$ 6,478	$ 7,840	**
Income from discontinued operations	-	639	(639)	**	-	639	(639)	**
Net income	$ 6,253	$ 6,090	$ 163	2.7%	$ 14,318	$ 7,117	$ 7,201	**

Diluted income per common share (Note D):
Income from continuing operations
attributable to Viad common shareholders	$ 0.31	$ 0.27	$ 0.04	14.8%	$ 0.71	$ 0.32	$ 0.39	**
Income from discontinued operations
attributable to Viad common shareholders	-	0.03	(0.03)	**	-	0.03	(0.03)	**
Net income attributable to Viad common
shareholders	$ 0.31	$ 0.30	$ 0.01	3.3%	$ 0.71	$ 0.35	$ 0.36	**

Basic income per common share (Note D):
Income from continuing operations
attributable to Viad common shareholders	$ 0.31	$ 0.27	$ 0.04	14.8%	$ 0.71	$ 0.32	$ 0.39	**
Income from discontinued operations
attributable to Viad common shareholders	-	0.03	(0.03)	**	-	0.03	(0.03)	**
Net income attributable to Viad common
shareholders	$ 0.31	$ 0.30	$ 0.01	3.3%	$ 0.71	$ 0.35	$ 0.36	**

Common shares treated as outstanding for
income per share calculations:
Weighted-average outstanding common shares	19,860	19,716	144	0.7%	19,825	19,680	145	0.7%

Weighted-average outstanding and potentially
dilutive common shares	20,159	19,960	199	1.0%	20,177	19,950	227	1.1%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)

Corporate Activities — The decrease in corporate activities expense for the six months ended June 30, 2013, was primarily due to lower performance-based compensation expense in 2013, the 2012 costs related to the amendment and restatement of the Company's shareholder rights plan and higher legal costs in 2012 related to employee benefits associated with previously divested operations. The decrease in corporate activities expense for the three months ended June 30, 2013, was primarily due to lower performance-based compensation expense in 2013 and higher legal costs in 2012 related to employee benefits associated with previously divested operations.

(B)

Restructuring Charges — During the six months ended June 30, 2013 and 2012, Viad recorded restructuring charges of $1.5 million ($1.1 million after-tax) and $2.9 million ($1.8 million after-tax), respectively. The charges primarily related to facility consolidations and the elimination of certain positions in the Marketing & Events Group.

(C)

Income from Discontinued Operations — Income from discontinued operations of $639,000 during the three and six months ended June 30, 2012, related to the sale of land associated with previously sold operations.

(D)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:
	Three months ended June 30,				Six months ended June 30,
(000 omitted, except per share data)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Net income attributable to Viad	$ 6,253	$ 6,090	$ 163	2.7%	$ 14,318	$ 7,117	$ 7,201	**
Less: Allocation to nonvested shares	(142)	(163)	21	12.9%	(338)	(194)	(144)	-74.2%
Net income allocated to Viad common shareholders	$ 6,111	$ 5,927	$ 184	3.1%	$ 13,980	$ 6,923	$ 7,057	**

Weighted-average outstanding common shares	19,860	19,716	144	0.7%	19,825	19,680	145	0.7%

Basic income per common share attributable to
Viad common shareholders	$ 0.31	$ 0.30	$ 0.01	3.3%	$ 0.71	$ 0.35	$ 0.36	**

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Income before other items (Note A):
Income from continuing operations
attributable to Viad	$ 6,253	$ 5,451	$ 802	14.7%	$ 14,318	$ 6,478	$ 7,840	**
Restructuring charges, net of tax	525	440	85	-19.3%	1,064	1,833	(769)	42.0%
Income before other items	$ 6,778	$ 5,891	$ 887	15.1%	$ 15,382	$ 8,311	$ 7,071	85.1%

(per diluted share)

Income before other items:
Income from continuing operations
attributable to Viad	$ 0.31	$ 0.27	$ 0.04	14.8%	$ 0.71	$ 0.32	$ 0.39	**
Restructuring charges, net of tax	0.02	0.02	-	0.0%	0.05	0.09	(0.04)	44.4%
Income before other items	$ 0.33	$ 0.29	$ 0.04	13.8%	$ 0.76	$ 0.41	$ 0.35	85.4%

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$ 6,253	$ 6,090	$ 163	2.7%	$ 14,318	$ 7,117	$ 7,201	**
Income from discontinued operations	-	(639)	639	**	-	(639)	639	**
Interest expense	323	302	21	-7.0%	619	660	(41)	6.2%
Income taxes	2,695	2,253	442	-19.6%	6,048	2,780	3,268	**
Depreciation and amortization	7,323	8,041	(718)	8.9%	14,338	15,000	(662)	4.4%
Adjusted EBITDA	$ 16,594	$ 16,047	$ 547	3.4%	$ 35,323	$ 24,918	$ 10,405	41.8%

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by (used in)
operating activities	$ (2,160)	$ 14,200	$ (16,360)	**	$ (7,735)	$ 16,985	$ (24,720)	**
Less:
Capital expenditures	(7,385)	(6,540)	(845)	-12.9%	(15,705)	(14,088)	(1,617)	-11.5%
Dividends paid	(2,032)	(810)	(1,222)	**	(4,066)	(1,623)	(2,443)	**
Free cash flow (outflow)	$ (11,577)	$ 6,850	$ (18,427)	**	$ (27,506)	$ 1,274	$ (28,780)	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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